KPMG PEAT MARWICK LLP

110 East Broward Boulevard    Telephone 305 524 8000   Telefax 305 462 4836
Fort Lauderdale, FL  33301





Securities and Exchange Commission
Washington, DC 20549
July 2, 1996


Ladies and Gentlemen:

We were previously principal accountants for NuCo2 Inc. and, under the date of October 6, 1995, we reported on the financial statements of NuCo2 Inc. as of and for the year ended June 30, 1995. On July 2, 1996 our appointment as principal accountants was terminated. We have read NuCo2 Inc.'s statements included under
Item 4 of its Form 8-K dated July 2, 1996, and we agree with such statements.


Very truly yours,



/s/ KPMG PEAT MARWICK LLP
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Member Firm of                               South Florida Business Unit
Klynveld Peat Marwick Goerdeler      Miami   Fort Lauderdale   West Palm Beach